Exhibit 10.2

AGREEMENT REGARDING SEVERANCE

This Agreement states our agreement with respect to the eligibility for severance in certain circumstances of Edward Eickhoff (“you”) by Ramco-Gershenson Properties Trust (the “Trust”).

1.    Eligibility. The Trust will provide the severance benefits described in Section 2 to you if you incur a Separation from Service by reason of an Involuntary Termination. In order to be eligible to receive benefits under Section 2 of this Agreement, you must, within 60 days following the Termination Date, execute a general waiver and release, which includes certain representations, in a form reasonably acceptable to the Trust, and such general waiver and release must become effective in accordance with its terms. The Trust, in its sole discretion, may modify its form of the required general waiver and release contained to comply with applicable law and will determine the form of the required waiver and general release. You will not receive benefits under this Agreement if, as determined by the Trust in its sole discretion, your employment with the Trust terminates and such termination does not constitute an Involuntary Termination. All benefits that you may be or become entitled to under this Agreement will terminate immediately if you, at any time, violate in any material respect any proprietary information or confidentiality obligation to the Trust.
2.    Severance Benefits. In the event that you incur a Separation from Service by reason of an Involuntary Termination, you will be entitled to, in lieu of any other severance compensation and benefits whatsoever (excluding any compensation or benefits (i) under the Trust’s Omnibus Incentive Plan, or any successor thereto, (ii) under applicable law, including but not limited to COBRA, and (iii) under the Trust’s Change of Control Policy, which shall supersede and be in lieu of this Agreement in the event that it is applicable to a Separation from Service), the following payments and benefits (subject to the terms and conditions hereof):
(a)    payment of any accrued, but unpaid Monthly Base Salary through the Termination Date, paid within 30 days after the Termination Date or sooner if required by applicable law;
(b)    payment of any accrued, but unused paid time off or vacation time in accordance with the Trust’s policies, paid within 30 days after the Termination Date or sooner if required by applicable law;
(c)    a cash lump sum payment equal to the sum of 100% of your Annual Base Salary, plus a pro rata portion of your annual bonus for the year in which the termination of employment occurs (equal to a pro rata portion, based on the portion of the fiscal year of the Trust for which you are employed by the Trust, of the average annual bonus payment to you for the two most recently completed full fiscal years of the Trust), with such lump sum paid on the 75th day after your Separation from Service;
(d)    reimbursement for you and your eligible dependents on a monthly basis for your COBRA payments for health benefits for a period of up to eighteen months, provided, however, that if you obtain new full-time employment (other than self-employment) during the 18-month period that makes you eligible for coverage under the new employer’s group health plan, the Trust’s obligation to pay any COBRA premiums will cease at the end of the month in which you become eligible for coverage under the new employer’s group health plan; and
(e)    any restricted shares or stock options, if any, remaining unvested on your Termination Date will immediately vest, and all performance shares remaining unvested on your Termination Date will be forfeited.
3.    Section 409A; Six-Month Payment Delay. The Trust intends that all payments and benefits provided under this Agreement or otherwise are exempt from, or comply with, the requirements of Section 409A of the Code and any guidance promulgated thereunder (“Section 409A”) so that none of the payments or benefits will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. No payment or benefits to be paid to you, if any, pursuant to this Agreement or otherwise, when considered together with any other severance payments or separation benefits that are considered deferred compensation under Section 409A (together, the “Deferred Payments”) will be paid or otherwise provided until you have a Separation from Service. If, at the time of your termination of employment, you are a “specified employee” within the meaning of Section 409A, then the payment of the Deferred Payments will be delayed to the extent necessary to avoid the imposition of the additional tax imposed under Section 409A, which generally means that you will receive payment on the first payroll date that occurs on or after the date that is six months and one day following the date of your Separation from Service. The Trust reserves the right to amend this Agreement as it deems necessary or advisable, in its sole discretion and without your consent, to comply with Section 409A or to otherwise avoid income recognition under Section 409A prior to the actual payment of any benefits or imposition of any additional tax. Each payment, installment and benefit payable under this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2). In no event will the Trust reimburse you for any taxes that may be imposed on you as a result of Section 409A.
4.    No Implied Employment Contract. This Agreement is not an employment contract. Nothing in this Agreement or any other instrument executed pursuant to this Agreement shall confer upon you any right to continue in the Trust’s employ or service nor limit in any way the Trust’s right to terminate your employment at any time for any reason. Your employment with the Trust is and shall continue to be at-will, as defined under applicable law, except to the extent otherwise expressly provided in a written agreement between you and the Trust.
5.    Legal Construction. This Agreement is intended to be governed by and will be construed in accordance with the laws of the State of Michigan.
6.    Definitions. For purposes of the Agreement, the following terms are defined as follows:
(a)    “Annual Base Salary” means an amount equal to 12 times the highest Monthly Base Salary paid or payable, including any Monthly Base Salary that has been earned but deferred, to you by the Trust in respect of the 12-month period immediately preceding the month in which your Termination Date occurs.
(b)    “Board” means the Board of Trustees of the Trust.
(c)    “Cause” means:
(i)    the willful and continued failure of you to perform substantially your duties (other than any such failure resulting from incapacity due to physical or mental illness or following the your delivery to the Trust of a valid notice of termination for Good Reason), after a written demand for substantial performance is delivered to you by the Board or the Chief Executive Officer of the Trust that specifically identifies the manner in which the Board or the Chief Executive Officer of the Trust believes that you have not substantially performed your duties; or
(ii)    the willful engaging by you in illegal conduct, or gross misconduct, that is materially and demonstrably injurious to the Trust.
For purposes of this Section 6(c), no act, or failure to act, on your part will be considered “willful” unless it is done, or omitted to be done, by you in bad faith or without reasonable belief that your action or omission was in the best interests of the Trust. Any act, or failure to act, based on authority given pursuant to a resolution duly adopted by the Board or on the instructions of the Chief Executive Officer or a senior officer or based on the advice of counsel for the Trust will be conclusively presumed to be done, or omitted to be done, by you in good faith and in the best interests of the Trust.
(d)    “Code” means the Internal Revenue Code of 1986, as amended.
(e)    “Committee” means the Compensation Committee of the Board.
(f)    “Disability” means any medically determinable physical or mental impairment that can reasonably be expected to result in death or that has lasted or can reasonably be expected to last for a continuous period of not less than 12 months and that renders you unable to perform effectively your duties to the Trust or any other substantially similar gainful activity.
(g)    “Good Reason” means the occurrence of one or more of the following events arising without the express written consent of you, but only if you notify the Trust in writing of the event within 60 days following the occurrence of the event, the event remains uncured after the expiration of 30 days from the Trust’s receipt of such notice, and you resign effective no later than 30 days following the Trust’s failure to cure the event:
(i)    a material diminution in your authority, duties or responsibilities, or any other diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and that is remedied by the Trust promptly after receipt of notice thereof given by you;
(ii)    a material diminution in your then current Monthly Base Salary; or
(iii)    a material relocation by the Trust of your primary place of work; provided, however, that in no event shall a relocation of less than 50 miles be deemed material.

(h)    “Involuntary Termination” means any termination of your employment with the Trust (or its successor) (i) by the Trust (or its successor) for any reason other than Cause or your death or Disability or (ii) by you with Good Reason.
(i)    “Monthly Base Salary” means your monthly base salary, including any amount that has been earned but deferred, as in effect at the time of your Termination Date, determined without giving effect to any reduction in base salary that constituted Good Reason for your termination of employment.
(j)    “Separation from Service” means a “separation from service” from the Trust within the meaning of Section 409A(a)(2)(A)(i) of the Code and Treasury Regulation Section 1.409A-1(h).
(l)    “Termination Date” means the date on which you incur a Separation from Service.
If this Agreement correctly expresses our mutual understanding, please sign and date the enclosed copy and return it to us.

Very truly yours,

RAMCO-GERSHENSON PROPERTIES TRUST.

By: /s/ DENNIS GERSHENSON
Dennis Gershenson
Chief Executive Officer

The terms of this Agreement are accepted and agreed to on the date set forth below:

/s/ EDWARD EICKHOFF
Edward Eickhoff
Date: April 27, 2018